UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 17, 2005

SPARTAN STORES, INC.
(Exact Name of Registrant as
Specified in Charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-31127 (Commission File Number)	38-0593940 (IRS Employer Identification no.)

850 76th Street, S.W. P.O. Box 8700 Grand Rapids, Michigan (Address of Principal Executive Offices)	49518-8700 (Zip Code)

Registrant's telephone number,
including area code:  (616) 878-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.	Entry into a Material Definitive Agreement

          As previously announced, on December 17, 2005, Family Fare, LLC and Prevo's Family Markets, Inc. ( the "Spartan Subsidiaries" or, together, the "Company"), both wholly-owned subsidiaries of Spartan Stores, Inc., ("Spartan Stores") entered into an Asset Purchase Agreement (the "Purchase Agreement") with D&W Food Centers, Inc. and D&W Associate Resources, LLC (together "D&W"), to acquire certain operating assets of D&W, a privately held Grand Rapids, Michigan-based retail grocery operator with 20 retail stores located in West Michigan. Under the terms of the Purchase Agreement, the Spartan Subsidiaries would acquire and assume D&W's leases at 20 stores, leasehold improvements and operating assets associated with those stores, D&W trademarks, trade names and intangibles, and certain other property for a purchase price of $45 million in cash. The Company would also purchase a limited amount of inventory.

          The Company expects the transaction to be completed late in its fiscal 2006 fourth quarter or early in its fiscal 2007 first quarter. The closing of the transaction is subject to a number of conditions stated in the Purchase Agreement. These conditions include, among others, conditions that the Company be satisfied with its due diligence investigation; that certain consents, waivers, approvals, agreements, and certificates be obtained from landlords and a variety of other third parties affected by the transaction; and that required regulatory approvals be obtained. The Purchase Agreement also contains representations and warranties of both parties, indemnification agreements, termination rights, and a variety of covenants and agreements.

          A copy of the Asset Purchase Agreement is attached as Exhibit 2.1 and is incorporated here by reference. The foregoing brief description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement.

          The representations and warranties contained in the Purchase Agreement are only contractual provisions which define certain of the rights of the parties to the Purchase Agreement. These representations and warranties will be modified by exceptions to be contained in a disclosure schedule which will be finalized at a later date and which the parties do not intend to disclose to the public. No one other than the parties to the Purchase Agreement is entitled to rely on the representations and warranties in the Purchase Agreement. No one should expect or assume that the representations and warranties are or will be entirely complete, accurate and not misleading without exception or omission. Under the Purchase Agreement, the parties have, in their discretion, the rights to waive the accuracy of representations and warranties, the satisfaction of conditions, and the performance of covenants and agreements provided in the Purchase Agreement for its benefit in its discretion. Such waivers will not constitute an amendment of the Purchase Agreement and it is not expected that such waivers will be publicly disclosed. The Purchase Agreement may be amended by agreement of the parties. It should not be assumed that the transaction will occur on exactly the terms and with satisfaction of all conditions stated in the Purchase Agreement.

          This filing contains forward-looking statements. Forward-looking statements are identifiable by words or phrases indicating that Spartan Stores or its management "expects",

"intends", or "plans" that a particular occurrence "will" or "would" be the result or occur; or similarly stated expectations. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. The Company's ability to complete the proposed acquisition depends on satisfaction of a variety of contractual conditions, not all of which are entirely within the control of Spartan Stores or D&W. Realization of increased sales and earnings depends on the ability of Spartan Stores to successfully complete the transaction, integrate the acquired assets, and implement its plans and business practices. Spartan Stores' ultimate ability to execute its strategies, compete effectively, and achieve long-term success is subject to a variety of uncertainties and factors. Additional information about the factors that may affect these forward-looking statements is contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this filing.

Item 9.01.	Financial Statements and Exhibits.

	(c)	Exhibits: The following document is attached as an exhibit to this report on Form 8-K:

	2.1	Asset Purchase Agreement, dated December 17, 2005

SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 22, 2005	SPARTAN STORES, INC.

	By	/s/ David M. Staples
David M. Staples Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Document

2.1	Asset Purchase Agreement dated December 17, 2005.